Exhibit 10.1

Form of Executive Retention Letter

[DATE]

[NAME]

Re: Executive Retention Award

Dear [NAME]:

This “Retention Award Letter” confirms the agreement between you (the “Participant”) and QEP Resources, Inc. (the “Company”) regarding a new retention award opportunity that is being offered to you. This Retention Award Letter offers you a supplemental benefit that is in addition to (i) the Severance Benefits (as defined in the Participation Letter) that may become payable to you pursuant to that certain Participation Letter dated as of February 26, 2018 and entered into between you and the Company (the “Participation Letter”) and (ii) the retention bonus opportunity previously provided to you under that certain Executive Retention Bonus letter dated as of [                ] and entered into between you and the Company (the “2018 Retention Letter”).

By signing below and returning this Retention Award Letter to [                ], which must be done within 15 days of the date of this Retention Award Letter written above, you acknowledge and agree to all of the terms and conditions set forth herein and confirm that you irrevocably and voluntarily agree to those terms.

Subject to the foregoing, you and the Company (hereinafter referred to as the “parties”) hereby agree as follows:

1) Restricted Stock Award. Subject to your continued employment with the Company, you will receive a one-time special restricted stock award (the “RS Award”) having a dollar value as of the date of grant equal to [                ]1. The number of shares subject to the RS Award will be determined based on the Company’s stock price at the time of grant in accordance with the Company’s customary practice. The RS Award will be granted on March 1, 2019 and will vest in a single installment on July 1, 2020, subject to your continued employment with the Company on the vesting date. The RS Award will be granted pursuant to, and will be subject to all of the terms and conditions of, the Company’s standard award agreement form and the Company’s 2018 Long-Term Incentive Plan.

2)    Retention Bonus. In addition to the RS Award, the Company is offering you a one-time special cash retention bonus in an amount equal to [                ]2 (the “Retention Bonus”). The Retention Bonus will be paid in two installments. The first installment, representing 50% of the Retention Bonus (i.e., [                ]3), is subject to your continued employment with the Company through August 1, 2019 (the “First Retention Date”) and shall be paid in a lump sum within 15 days after the First Retention Date. The second installment, representing 50% of the Retention Bonus (i.e., [                ]4), is subject to your continued employment with the Company through December 31, 2019 (the “Second Retention Date”) and shall be paid in a lump sum within 15 days after the Second Retention Date.

[1]	RS Awards for Mr. Woosley and Ms. Ley will be $250,000 and $200,000, respectively.
[2]	Retention Bonus amounts for Mr. Woosley and Ms. Ley will be $250,000 and $200,000, respectively.
[3]	Installment payments for Mr. Woosley and Ms. Ley will be $125,000 and $100,000, respectively.
[4]	See FN 3.

3) Involuntary and Constructive Termination. Notwithstanding the requirements set forth in Section 1 and 2 above that you remain employed with the company through the applicable vesting and retention dates, if your employment is terminated by the Company without Cause (as defined in the Participation Letter) (and other than due to your death or Disability (as defined in the Participation Letter)) or you resign your employment for Good Reason (as defined in the Participation Letter), in either case prior to the applicable retention or vesting date and you satisfy the requirements set forth in subclauses (i)-(iv) of Section 1 of the Participation Letter (i.e., you execute and do not revoke a release of claims, return all Company property, comply with restrictive covenants and promptly resign all officer and director positions), then (i) a pro-rated amount of the Retention Bonus (which will be based on the number of months (rounded up to the nearest whole month) you remained employed following March 1, 2019) (the “Pro-Rated Retention Bonus”) will be paid to you within 30 days after the date you sign the Release (as defined in the Participation Letter) (for example, if such termination occurs during May 2019, you will be eligible to receive 3/10ths of the Retention Bonus or if such termination occurs during October 2019, you will be eligible to receive 8/10ths of the Retention Bonus less the amount paid for the first installment), and (ii) the RS Award will vest in full.

4) Change in Control (“CIC”). In the event your employment with the Company terminates upon or following a CIC (as defined in the QEP Resources, Inc. Executive Severance Compensation Plan – CIC (the “CIC Plan”), but prior to the Retention Date in circumstances where you are entitled to receive benefits under the CIC Plan (“CIC Plan Benefits”), you will receive the Pro-Rated Retention Bonus in addition to such CIC Benefits.

5) Entire Agreement. This Retention Award Letter, together with the Participation Letter, represents the entire agreement between you and the Company with respect to the subject matter herein and it supersedes any other promises, warranties or representations with regard to this subject matter.

6) Section 409A. The intent of the parties is that the payments and benefits under this Retention Award Letter comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Retention Award Letter shall be interpreted to be in compliance therewith. Notwithstanding anything in this Retention Award Letter to the contrary, any compensation or benefits payable under this Retention Award Letter that is considered nonqualified deferred compensation under Section 409A and is designated under this Retention Award Letter as payable upon Participant’s termination of employment shall be payable only upon Participant’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”). In addition, notwithstanding anything in this Retention Award Letter to the contrary, if Participant is deemed by the Company at the time of Participant’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Participant is entitled under this Retention Award Letter is required in order to avoid a prohibited distribution under Section 409A, such portion of Participant’s benefits shall not be provided to Participant prior to the earlier of (i) the expiration of the six-month period measured from the date of Participant’s Separation from Service with the Company or (ii) the date of Participant’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Participant (or Participant’s estate or beneficiaries), and any remaining payments due to Participant under this Retention Award Letter shall be paid as otherwise provided herein.

7) Governing Law; Arbitration. The validity, interpretation, construction and performance of this Retention Award Letter shall in all respects be governed by the laws of Colorado without reference to principles of conflict of law, except to the extent pre-empted by Federal law. The parties agree that any controversy, claim or dispute arising out of or relating to this Retention Award Letter that the parties cannot resolve through negotiation shall be settled solely and exclusively by a binding arbitration process administered by the American Arbitration Association (“AAA”) in Denver Colorado. Such arbitration shall be conducted in accordance with the AAA’s then-existing Employment Arbitration Rules. Each party shall bear its own attorney’s fees and expenses and one-half of the fees and expenses of the arbitration; provided, that the arbitrator shall have the authority to apportion the costs of arbitration and to render an award including reasonable attorneys’ fees, as and to the extent the arbitrator deems appropriate under the circumstances. The arbitrator’s decisions and awards will be rendered in a reasoned written opinion, and the parties agree to abide by all such decisions and awards. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction.

8) Miscellaneous. All payments to the Participant in accordance with the provisions of the Plan shall be subject to applicable withholding of local, state, Federal and foreign taxes, as determined in the sole discretion of the Company. Except as expressly set forth herein, your employment relationship with the Company remains at will, meaning that either you or the Company may terminate your employment at any time, with or without cause or advance notice. Nothing in this letter is intended to or should be construed to contradict, modify or alter your employment relationship with the Company. The Company’s obligation to make the payments provided for under this Retention Award Letter and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant. Each of the Retention Bonus and the RS Award is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, severance, notice, redundancy, pension, retirement, death or other benefit under any benefit plan or compensation arrangement of the Company, except as expressly required by the terms of such other plan or arrangement. By accepting this letter, you hereby agree that this letter may only be amended or modified by a written instrument signed by you and a duly authorized representative of the Company. This Retention Award Letter shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation, separation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Retention Award Letter if no succession had taken place.

Thank you for your hard work and contributions to the Company.

QEP RESOURCES, INC.

By:
[NAME/TITLE]

ACCEPTED AND AGREED TO this          day of [                    ].

By:
[NAME]